Exhibit 10.2

TAX MATTERS AGREEMENT

by and among

HILTON WORLDWIDE HOLDINGS INC.,

PARK HOTELS & RESORTS INC.,

HILTON GRAND VACATIONS INC., and

HILTON DOMESTIC OPERATING COMPANY INC.

Dated as of

i

ii

Schedules

Schedule 2.3	List of Certain Allocations of Non-Income Taxes
Schedule 8.3(b)	List of Specified Audit Taxes

iii

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”) is made and entered into as of the day of                     , by and among Hilton Worldwide Holdings Inc., a Delaware corporation (“HLT”), Park Hotels & Resorts Inc., a Delaware corporation (“PK”), Hilton Grand Vacations Inc., a Delaware corporation (“HGV”) and Hilton Domestic Operating Company Inc., a Delaware corporation (“OpCo”). Each of HLT, PK, HGV and OpCo is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

WITNESSETH:

WHEREAS, HLT, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the HLT Retained Business (as defined herein), (ii) the Ownership Business (as defined herein) and (iii) the Timeshare Business (as defined herein);

WHEREAS, the Board of Directors of HLT (the “Board”) has determined that it is appropriate, desirable and in the best interests of HLT and its stockholders to separate HLT into three separate, publicly traded companies, one for each of (i) the HLT Retained Business, which shall be owned and conducted, directly or indirectly, by HLT, (ii) the Ownership Business, which shall be owned and conducted, directly or indirectly, by PK (which will elect to be a REIT (as defined herein)) and (iii) the Timeshare Business, which shall be owned and conducted, directly or indirectly, by HGV;

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of HLT and its stockholders (i) to enter into a series of transactions after giving effect to which (A) HLT and/or one or more of its Subsidiaries (as defined herein) will, collectively, own all of the HLT Retained Assets (as defined herein) and assume (or retain) all of the HLT Retained Liabilities (as defined herein), (B) PK and/or one or more of its Subsidiaries will, collectively, own all of the Ownership Assets (as defined herein) and assume (or retain) all of the Ownership Liabilities (as defined herein) and (C) HGV and/or one or more of its Subsidiaries will, collectively, own all of the Timeshare Assets (as defined herein) and assume (or retain) all of the Timeshare Liabilities (as defined herein) and (ii) for HLT to distribute to the holders of its common stock, par value $0.01 per share (“HLT Common Stock”), on a pro rata basis (in each case without consideration being paid by such stockholders) (A) all of the outstanding shares of common stock, par value $0.01 per share, of PK (the “PK Common Stock”) and (B) all of the outstanding shares of common stock, par value $0.01 per share, of HGV (the “HGV Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “Plan of Reorganization”);

WHEREAS, it is the intention of the Parties that (i) each of the contributions by PK of Assets to, and the assumption of Liabilities by, OpCo and HGV (each such contribution, an “Internal Contribution” and together, the “Internal Contributions”) together with the corresponding distribution by PK of all of the OpCo common stock and the HGV Common Stock, respectively, qualifies as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) (each such distribution, an “Internal Distribution” and together, the “Internal Distributions”), (ii) the use by PK of the Cash Proceeds (as defined herein) from OpCo qualifies under Section 361(b) of the Code such that no gain is recognized upon receipt of the Cash Proceeds by PK in connection with any Internal Contribution, (iii) the Debt Exchanges (as defined herein) qualify as distributions and exchanges of “qualified property” within the meaning of Section 361(c) of the Code, (iv) the distribution by HGV of Cash Proceeds to HLT qualifies first as a payment in respect of Tax liabilities allocable to HGV or one of its Subsidiaries under Treasury Regulations Section 1.1552-1(b) (or any corresponding provisions under U.S. state or local Law), in each case to the extent of any such Tax liabilities, and second as as a distribution under Section 301 of the Code from HGV to HLT, (v) any distribution by OpCo of Cash Proceeds to Hilton Worldwide Finance LLC, a Delaware limited liability company (“HWF”) qualifies as a distribution under Section 301 of the Code from OpCo to HLT, (vi) any distribution by PK of Cash Proceeds to HWF qualifies first as a payment in respect of Tax liabilities allocable to PK or one of its Subsidiaries under Treasury Regulations Section 1.1552-1(b) (or any corresponding provisions under U.S. state or local Law), in each case to the extent of any such Tax liabilities, and second as a distribution under Section 301 of the Code from PK to HLT and (vii) each of the distributions by HLT of all of the PK Common Stock (the “PK Distribution”) and HGV Common Stock (the “HGV Distribution” and together with the PK Distribution, the “External Distributions”) qualifies as a tax-free distribution within the meaning of Section 355 of the Code (collectively, the “Intended Tax Treatment”); and

WHEREAS, in connection with the Plan of Reorganization, the Parties desire to set forth their agreement on the rights and obligations with respect to handling and allocating Taxes and related matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

(1) “Acquisition” means an “acquisition” for purposes of Section 355(e) of the Code of stock of PK, or issuance by PK of any options or other instruments that grant the holder a right (including if PK has a right to settle the obligation with property other than PK stock) to complete such an acquisition. The terms “Acquire” and “Acquired” has a corresponding meaning. For purposes of determining whether and to what extent a transaction shall be taken into account for purposes of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption or repurchase of shares of stock shall be treated as an indirect acquisition of shares of stock by the benefitted or non-exchanging stockholders.

(2) “Active Business” means each of (a) the Ownership Business, the HLT Retained Business and the Timeshare Business, in each case taken as a whole, (b) the Select Hotels Business taken as a whole (or any hotel included therein) and (c) the Hotel Laundry Business taken as a whole (or any laundry facility included therein).

(3) “Affiliate” means a Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes hereof, none of the Parties or their respective Subsidiaries shall be considered an “Affiliate” of any of the other Parties or their respective Subsidiaries (determined on the same basis). For the avoidance of doubt, for purposes hereof, neither The Blackstone Group L.P. (nor any of its Affiliates) shall be considered an “Affiliate” of any Party or its Subsidiaries.

(4) “Agreement” has the meaning set forth in the preamble hereto.

(5) “Ancillary Agreements” has the meaning set forth in the Distribution Agreement.

(6) “Assets” has the meaning set forth in the Distribution Agreement.

(7) “Audit” means any audit, assessment of Taxes, other examination by or on behalf of any Taxing Authority (including notices), proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations initiated by a Party or any of its Subsidiaries.

(8) “Audit Management Party” means the Party responsible for administering and controlling an Audit pursuant to Section 8.2(a)(i) or (b)(ii).

(9) “Audit Representative” means the chief tax officer of each Party (or such other officer of a Party that may be designated by that Party’s Chief Financial Officer from time to time).

(10) “Big Four Accounting Firm” means each of Deloitte & Touche LLP, Ernst & Young LLP, KPMG LLP, and PricewaterhouseCoopers LLP.

(11) “Blackstone Entity” has the meaning set forth in the Stockholders Agreement.

(12) “Blackstone-PK Applicable Percentage” has the meaning set forth in the Stockholders Agreement.

(13) “Blackstone-PK Percentage Shift Limit” has the meaning set forth in the Stockholders Agreement.

(14) “Blackstone Representative” has the meaning set forth in the Stockholders Agreement.

(15) “Board” has the meaning set forth in the recitals hereto.

(16) “Business Day” means any day other than a Saturday, Sunday or a day on which banks are required to be closed in New York, New York.

(17) “Cash Proceeds” means (i) the cash proceeds received by PK as partial consideration for the Internal Contribution to OpCo, (ii) the cash proceeds received by HWF from OpCo after the Internal Distribution of OpCo stock, (iii) any cash proceeds received by HWF from PK before the PK Distribution as part of the Plan of Reorganization and (iv) the cash proceeds received by HLT from HGV before the HGV Distribution, as the context requires.

(18) “Claiming Party” has the meaning set forth in Section 11.2(b).

(19) “Code” has the meaning set forth in the recitals hereto.

(20) “Debt Exchanges” means (i) OpCo issuing debt instruments to PK as partial consideration for the Internal Contribution to OpCo and PK using such debt instruments to satisfy some or all of the debt owed by PK to Hilton HHonors Worldwide, L.L.C., and (ii) HGV issuing debt instruments to PK as partial consideration for the Internal Contribution to HGV and PK using such debt instruments to satisfy some or all of the mortgage debt owed by PK and secured by a hotel in Bonnet Creek, Florida.

(21) “Delaware Courts” has the meaning set forth in Section 13.15.

(22) “Dispute” has the meaning set forth in Section 12.1.

(23) “Distribution” or “Distributions” means, individually or collectively, the Internal Distributions and the External Distributions.

(24) “Distribution Agreement” means the Distribution Agreement by and among HLT, PK, HGV and OpCo dated as of                     .

(25) “Distribution Date” means the date on which the Distributions to holders of record of shares of HLT Common Stock of the HGV Common Stock and the PK Common Stock owned by HLT are effectuated pursuant to the Distribution Agreement.

(26) “Distribution Taxes” mean any and all U.S. federal, state and local Income Taxes required to be paid by or imposed on a Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of any Internal Contribution, any Distribution, any receipt of Cash Proceeds, or any Debt Exchange to qualify for the Intended Tax Treatment (or the failure to qualify under or the application of corresponding provisions of the Laws of U.S. state or local jurisdictions).

(27) “Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Taxing Authority, whichever is applicable.

(28) “Effective Time” has the meaning set forth in the Distribution Agreement.

(29) “Escrow Account” has the meaning set forth in Section 6.4.

(30) “Expense Amount” has the meaning set forth in Section 6.4.

(31) “Expense Amount Accountant’s Letter” has the meaning set forth in Section 6.4.

(32) “Expense Amount Tax Opinion” has the meaning set forth in Section 6.4.

(33) “External Distribution” has the meaning set forth in the recitals hereto.

(34) “Fault for Distribution Purposes” has the meaning set forth in Section 5.2.

(35) “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of:

(a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States;

(b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the liability for the Taxes addressed in such agreement for any taxable period;

(c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or

(d) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

(36) “Group” means the HLT Group, the PK Group, or the HGV Group.

(37) “HGV” has the meaning set forth in the preamble hereto.

(38) “HGV Allocable Audit Portion” means the amount, determined by HLT in its good faith discretion, equal to the product of (a) the amount of any Taxes attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date that are not reported on a Tax Return filed for such periods, and (b) a fraction (i) the numerator of which is the additional Taxes that would be due and payable determined on a separate basis for the Timeshare Assets or the Timeshare Business, and (ii) the denominator of which is the sum of the additional Taxes that would be due and payable determined on a separate basis for each of the HLT Retained Assets or the HLT Retained Business, the Ownership Assets or the Ownership Business, and the Timeshare Assets or the Timeshare Business, respectively. For purposes of this determination, any Distribution Taxes, Specified Audit Taxes or Restructuring Taxes incurred shall be deemed not to have been incurred, regardless of which entity incurs such Taxes.

(39) “HGV Common Stock” has the meaning set forth in the recitals hereto.

(40) “HGV Distribution” has the meaning set forth in the recitals hereto.

(41) “HGV Group” has the meaning set forth in the Distribution Agreement.

(42) “HGV Straddle Income Tax Returns” means any Income Tax Return required under applicable Law to be filed by any member of the HGV Group for a Straddle Tax Period.

(43) “HLT” has the meaning set forth in the preamble hereto.

(44) “HLT Allocable Audit Portion” means the amount, determined by HLT in its good faith discretion, equal to the product of (a) the amount of any Taxes attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date that are not reported on a Tax Return filed for such periods, and (b) a fraction (i) the numerator of which is the additional Taxes that would be due and payable determined on a separate basis for the HLT Retained Assets or the HLT Retained Business, and (ii) the denominator of which is the sum of the additional Taxes that would be due and payable determined on a separate basis for each of the HLT Retained Assets or the HLT Retained Business, the Ownership Assets or the Ownership Business, and the Timeshare Assets or the Timeshare Business, respectively. For purposes of this determination, any Distribution Taxes, Specified Audit Taxes or Restructuring Taxes incurred shall be deemed not to have been incurred, regardless of which entity incurs such Taxes.

(45) “HLT Combined Income Tax Return” means any U.S. federal, state, local or foreign consolidated, combined, unitary or similar Income Tax Return that actually includes, by election or otherwise, one or more members of the HLT Group together with one or more members of either the PK Group or the HGV Group.

(46) “HLT Common Stock” has the meaning set forth in the recitals hereto.

(47) “HLT Group” has the meaning set forth in the Distribution Agreement.

(48) “HLT Retained Assets” has the meaning set forth in the Distribution Agreement and shall include any Assets owned leased or licensed by HLT or its current or prior Subsidiaries at any time (whether or not owned, leased or licensed by HLT or its Subsidiaries at or prior to the Effective Time) that related primarily to, were used primarily in, or arose primarily from, the HLT Retained Business.

(49) “HLT Retained Business” has the meaning set forth in the Distribution Agreement.

(50) “HLT Retained Liabilities” has the meaning set forth in the Distribution Agreement.

(51) “HLT Straddle Income Tax Returns” means any Income Tax Return required under applicable Law to be filed by any member of the HLT Group for a Straddle Tax Period.

(52) “Hotel Laundry Business” means the component of the Ownership Business involving the management and operation of commercial laundry facilities servicing hotels.

(53) “HWF” has the meaning set forth in the recitals hereto.

(54) “Implementing Agreement” means any agreement the primary purpose of which is to implement one or more steps described in the Reorganization Slide Deck.

(55) “Income Taxes” mean:

(a) all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, but not limited to, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and

(b) all U.S., state, local or non-U.S. franchise Taxes.

(56) “Income Tax Returns” mean all Tax Returns that relate to Income Taxes.

(57) “Indemnified Party” means the Party which is or may be entitled pursuant to this Agreement to receive any payments (including reimbursement for Taxes or costs and expenses) from another Party or Parties to this Agreement.

(58) “Indemnifying Party” means the Party which is or may be required pursuant to this Agreement to make indemnification or other payments (including reimbursement for Taxes and costs and expenses) to another Party to this Agreement.

(59) “Intended Tax Treatment” has the meaning set forth in the recitals hereto.

(60) “Internal Contribution” has the meaning set forth in the recitals hereto.

(61) “Internal Distribution” has the meaning set forth in the recitals hereto.

(62) “IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

(63) “IRS Ruling” means that certain IRS private letter ruling, dated February 24, 2016, delivered to HLT and addressing, among other things, certain issues relevant to the tax-free treatment of the Distributions, together with the requests submitted to the IRS for such private letter ruling and any supplemental materials submitted to the IRS relating thereto.

(64) “Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any income tax treaty.

(65) “LIBOR” has the meaning set forth in the Distribution Agreement.

(66) “Losses” has the meaning assigned to the term “Indemnifiable Losses” in the Distribution Agreement.

(67) “Majority of the Parties” means the consent of at least two of the Parties.

(68) “Negotiation Period” has the meaning set forth in Section 12.1.

(69) “Non-Income Tax Returns” mean all Tax Returns other than Income Tax Returns.

(70) “Nonqualifying Income” shall mean any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

(71) “OpCo” has the meaning set forth in the preamble hereto.

(72) “Ownership Assets” has the meaning set forth in the Distribution Agreement and shall include any Assets owned leased or licensed by HLT or its current or prior Subsidiaries at any time (whether or not owned, leased or licensed by HLT or its Subsidiaries at or prior to the Effective Time) that related primarily to, were used primarily in, or arose primarily from, the Ownership Business.

(73) “Ownership Business” has the meaning set forth in the Distribution Agreement.

(74) “Ownership Liabilities” has the meaning set forth in the Distribution Agreement.

(75) “Participating Party” has the meaning set forth in Section 8.2(c)(i).

(76) “Party” has the meaning set forth in the preamble hereto.

(77) “Paying Party” has the meaning set forth in Section 2.3(b).

(78) “Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

(79) “PK” has the meaning set forth in the preamble hereto.

(80) “PK Allocable Audit Portion” means the amount, determined by HLT in its good faith discretion, equal to the product of (a) the amount of any Taxes attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date that are not reported on a Tax Return filed for such periods, and (b) a fraction (i) the numerator of which is the additional Taxes that would be due and payable determined on a separate basis for the Ownership Assets or the Ownership Business, and (ii) the denominator of which is the sum of the additional Taxes that would be due and payable determined on a separate basis for each of the HLT Retained Assets or the HLT Retained Business, the Ownership Assets or the Ownership Business, and the Timeshare Assets or the Timeshare Business, respectively. For purposes of this determination, any Distribution Taxes, Specified Audit Taxes or Restructuring Taxes incurred shall be deemed not to have been incurred, regardless of which entity incurs such Taxes.

(81) “PK Applicable Percentage” means the percentage shift in ownership equal to the greater of (a) the percentage determined by dividing (i) the value of all shares of PK stock (as of immediately after the Distribution) Acquired pursuant to one or more PK Issuances of PK stock occurring on or after the Distribution Date by (ii) the value of all outstanding stock of PK as of immediately after the Distribution, or (b) the percentage determined by dividing (i) the total combined voting power of all shares of PK stock (as of immediately after the Distribution) Acquired pursuant to one or more PK Issuances occurring on or after the Distribution Date by (ii) the total combined voting power of all outstanding stock of PK as of immediately after the Distribution. The amount set forth in (a)(ii) or (b)(ii) shall be reduced by any redemption or repurchase (directly or indirectly) by PK (or its Subsidiaries) of PK Common Stock following the Distribution and prior to the last such PK Issuance (with such reduction calculated in the case of (a)(ii) using the value of the applicable stock as of immediately after the Distribution). This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

(82) “PK Common Stock” has the meaning set forth in the recitals hereto.

(83) “PK Percentage Shift Limit” means 8.34%, as adjusted from time to time by mutual written consent of the Blackstone Representative and PK or under Section 5.4(f) or (g); provided, however, that the sum of the Blackstone-PK Percentage Shift Limit and the PK Percentage Shift Limit immediately after such adjustments must equal such sum immediately before such adjustments; provided further, that if PK has actual knowledge that the Blackstone-PK Applicable Percentage exceeds the Blackstone-PK Percentage Shift Limit, the PK Percentage Shift Limit shall be reduced by such excess (without prejudice to any rights or remedies PK or any other Party may have).

(84) “PK Group” has the meaning set forth in the Distribution Agreement.

(85) “PK Issuance” has the meaning set forth in Section 5.4(a).

(86) “PK Straddle Income Tax Returns” means any Income Tax Return required under applicable Law to be filed by any member of the PK Group for a Straddle Tax Period.

(87) “Plan of Reorganization” has the meaning set forth in the recitals hereto.

(88) “Post-Distribution Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or its Affiliates for a Post-Distribution Tax Period.

(89) “Post-Distribution Payment Tax Benefit” has the meaning set forth in Section 11.2(b).

(90) “Post-Distribution Ruling” has the meaning set forth in Section 5.3.

(91) “Post-Distribution Tax Period” means a Tax period beginning and ending after the Distribution Date.

(92) “Pre-Distribution Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or its Affiliates for a Pre-Distribution Tax Period.

(93) “Pre-Distribution Tax Period” means a Tax period beginning and ending on or before the Distribution Date.

(94) “Preparing Party” has the meaning set forth in Section 2.3(b).

(95) “Proposed Acquisition Transaction” means a transaction or series of transactions (i) as a result of which any of the Parties would merge or consolidate with any other Person, or (ii) as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from any of the Parties or any of their Affiliates and/or one or more holders of their stock, respectively, any amount of stock of any of the Parties that would, when combined with any other changes in ownership of the stock of such Party, result in a shift of more than forty-nine percent (49%) of (a) the value of all outstanding shares of stock of such Party as of the date of the Distribution, or (b) the total combined voting power of all outstanding shares of voting stock of such Party as of the date of the Distribution. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include the adoption by a Party of, or the issuance of stock pursuant to, a stockholder rights plan. For purposes of the preceding sentence, the total value or total combined voting power of all HLT Common Stock, PK Common Stock or HGV Common Stock, as applicable, issued and outstanding immediately after the Distribution shall be reduced by any redemption or repurchase (directly or indirectly) by a Party (or any of its Affiliates) of HLT Common Stock, PK Common Stock or HGV Common Stock, as applicable, following the Distribution. For purposes of determining whether and to what extent a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption or repurchase of shares of stock shall be treated as an indirect acquisition of shares of stock by the benefitted or non-exchanging stockholders. Notwithstanding the two previous sentences, the effect of any such recapitalization, other action, or redemption or repurchase (directly or indirectly) of shares shall take into account any applicable IRS private letter ruling received by one or more of the Parties with respect thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

(96) “Protected REIT” shall mean any entity that (i) has elected to be taxed as a REIT and (ii) either (a) is an Indemnified Party or (b) owns a direct or indirect equity interest in any Indemnified Party and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnified Party or as receiving all or a portion of such Indemnified Party’s income.

(97) “Qualified Tax Advisor” means any Big Four Accounting Firm or any law firm of nationally recognized standing.

(98) “Qualifying Income” shall mean gross income that is described in Section 856(c)(3) of the Code.

(99) “Reallocation Event” has the meaning set forth in the Stockholders Agreement.

(100) “Reallocation Event Reduction” has the meaning set forth in the Stockholders Agreement.

(101) “REIT” shall mean any a “real estate investment trust” within the meaning of Section 856(a) of the Code.

(102) “REIT Qualification Ruling” has the meaning set forth in Section 6.4.

(103) “REIT Requirements” shall mean the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

(104) “Release Document” has the meaning set forth in Section 6.4.

(105) “Reorganization Slide Deck” means the Plan of Reorganization (as such term is used in the Distribution Agreement).

(106) “Requesting Party” shall have the meaning set forth in Section 5.3.

(107) “Restricted Period” means the period beginning at the Effective Time and ending on the two-year anniversary of the day after the Distribution Date.

(108) “Restructuring Tax” means any Tax, other than any Distribution Tax, required to be paid by or imposed on a Party or any of its Affiliates, imposed directly in connection with transactions contemplated by the Plan of Reorganization, the Reorganization Slide Deck or the Implementing Agreements, in each case undertaken before or at the same time as any of the Distributions.

(109) “Select Hotels Business” means the component of the Ownership Business involving the day-to-day management and operation by PK of (i) the Hilton Garden Inn in El Segundo, California, (ii) the Hampton Inn & Suites in Memphis, Tennessee, (iii) the Hilton Garden Inn Chicago/Oakbrook Terrace, and (iv) the Hilton Chicago/Oakbrook Suites.

(110) “Specified Audit Taxes” has the meaning set forth in Section 8.3(b).

(111) “Stockholders Agreement” means that certain Stockholders Agreement by and among HLT, HGV and the Blackstone Entities party thereto dated as of                     .

(112) “Sharing Percentages” means, with respect to HLT, sixty-five percent (65%), with respect to PK, twenty-six percent (26%), and with respect to HGV, nine percent (9%).

(113) “Simpson” means Simpson Thacher & Bartlett LLP.

(114) “Straddle Tax Period” means a Tax period beginning before the Distribution Date and ending after the Distribution Date.

(115) “Subsidiary” has the meaning set forth in the Distribution Agreement.

(116) “Tax” or “Taxes” means (i) all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, and (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.

(117) “Tax Attributes” mean for U.S. federal, state, local, and non-U.S. Income Tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, and all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code), or similar Tax items determined under applicable Tax law.

(118) “Tax Benefit Actually Realized” means with respect to a Party and its Subsidiaries a reduction in the amount of Taxes that are required to be paid or an increase in refund due, whether resulting from a deduction, from reduced gain or increased loss from disposition of an asset, or otherwise, such reduction or increase in refund due determined on an “actually realized” basis. For purposes of this definition, a Party or its Subsidiaries will be deemed to have “actually realized” such reduction or increase in refund due at the time the amount of Taxes such Party or any of its Subsidiaries is required to pay is reduced or the amount of any refund due is increased. The amount of any Tax Benefit Actually Realized shall be computed on a “with and without” basis.

(119) “Taxing Authority” means any governmental authority or any subdivision, agency, commission, or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

(120) “Tax Opinions” mean certain Tax opinions and supporting memoranda rendered by Simpson or KPMG to HLT or any of its Affiliates in connection with the Plan of Reorganization.

(121) “Tax Package” means Tax data and information relating to the operations of PK, HGV and/or their respective Subsidiaries, the Ownership Business (in the case of PK), or the Timeshare Business (in the case of HGV) that is reasonably necessary to prepare and file any Pre-Distribution Income Tax Return, HLT Straddle Income Tax Return, PK Straddle Income Tax Return, or HGV Straddle Income Tax Return, as applicable.

(122) “Tax Representation Letter” means any letter containing certain representations and covenants issued by HLT or any of its Affiliates to Simpson or KPMG in connection with the Tax Opinions.

(123) “Tax Returns” mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund, or declaration of estimated Tax)

required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations, or administrative requirements relating to any Taxes.

(124) “Tax Sharing Agreement” has the meaning set forth in Section 8.3(c).

(125) “Timeshare Assets” has the meaning set forth in the Distribution Agreement and shall include any Assets owned leased or licensed by HLT or its current or prior Subsidiaries at any time (whether or not owned, leased or licensed by HLT or its Subsidiaries at or prior to the Effective Time) that related primarily to, were used primarily in, or arose primarily from, the Timeshare Business.

(126) “Timeshare Business” has the meaning set forth in the Distribution Agreement.

(127) “Timeshare Liabilities” has the meaning set forth in the Distribution Agreement.

(128) “Treasury Regulations” mean the income tax and administrative regulations promulgated from time to time under the Code, as in effect for the relevant Tax Period.

(129) “Unqualified 355(e) Opinion” means, with respect to an PK Issuance or Reallocation Event, an unqualified “will” opinion of a Qualified Tax Advisor addressed to HLT and in form and substance reasonably satisfactory to HLT, without substantive qualifications, to the effect that such PK Issuance or Reallocation Event (including any future PK Issuance of stock pursuant to an option or other instrument that grants the holder a right (including if PK has a right to settle the obligation with property other than PK stock) to complete an Acquisition) will not be part of a plan (or series of related transactions) within the meaning of Section 355(e) of the Code involving the Distributions.

(130) “Unqualified Tax Opinion” means an unqualified “will” opinion of a Qualified Tax Advisor, in form and substance reasonably acceptable to each of applicable Parties (other than OpCo) and upon which each of the applicable Parties (other than OpCo) may rely to confirm that a transaction (or transactions) will not result in Distribution Taxes.

(131) “U.S.” means the United States of America.

Section 1.2 References; Interpretation. Terms not otherwise defined herein shall have the meaning ascribed to them in the Distribution Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Unless the context otherwise requires, the word “stock” or “shares” refers to any equity interests of the applicable entity for U.S. federal income tax purposes and any references to a Person include a reference to any successor to such Person.

Section 1.3 Effective Time. Notwithstanding that certain interrelated and intermediate internal transactions must be given effect prior to the Distributions, the agreements contained herein, including, but not limited to, the manner in which Taxes are shared amongst the Parties, shall be effective no earlier than and only upon the Effective Time.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1 Responsibility of HLT to Prepare and File Tax Returns.

(a) General. To the extent not previously filed and subject to the rights and obligations of each of the Parties set forth herein, HLT shall prepare or cause to be prepared all (i) Pre-Distribution Income Tax Returns, and (ii) HLT Straddle Income Tax Returns. HLT shall file or cause to be filed all such Tax Returns with the applicable Taxing Authority to the extent a member of the HLT Group is responsible under applicable Law for filing such Tax Returns, and the other Parties shall cooperate (or cause their Subsidiaries to cooperate) in the filing of such Tax Returns to the extent a member of their Group is responsible for filing such Tax Returns under applicable Law. To the extent any member of the PK Group or the HGV Group could be liable after the Distribution Date for Taxes with respect to such Tax Returns (taking into account any provision under this Agreement), HLT shall be required to prepare such Tax Returns in a manner consistent with the past practice of HLT and its Affiliates (unless otherwise modified by a Final Determination or required by applicable Law); provided, however, that HLT shall be permitted to claim the maximum U.K. tax deductions or other tax reliefs available in the U.K. Tax Returns, including but not limited to capital allowances as provided for in the Capital Allowances Act 2001 and other related U.K. tax legislation. All Tax Returns filed under this Section 2.1 shall be filed in a manner consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions. Subject to the foregoing standards, HLT shall have the right with respect to any Tax Return filed under this Section 2.1, to determine: (a) except as provided in Section 10.2, the manner in which such Tax Return will be prepared and filed, including the elections, method of accounting, positions, conventions, and principles of taxation to be used and the manner in which any Tax item will be reported; (b) whether any extensions may be requested; and (c) except as provided in Section 10.2, the elections that will be made by HLT, any member of the HLT Group, any member of the PK Group, or any member of the HGV Group on such Tax Return.

(b) Tax Package. To the extent not previously provided, PK and HGV shall (at their own cost and expense), to the extent that a Pre-Distribution Income Tax Return or HLT Straddle Income Tax Return includes items of that Party or its Affiliates, the Ownership Business (in the case of PK), or the Timeshare Business (in the case of HGV), prepare and provide or cause to be prepared and provided to HLT a Tax Package relating to such Tax Return. Such Tax Package shall be provided in a timely manner. In the event a Party does not fulfill its obligations pursuant to this Section 2.1(b), HLT shall be entitled, at the sole cost and expense of such Party, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Tax Returns.

Section 2.2 Responsibility of Parties to Prepare and File PK Straddle Income Tax Returns and HGV Straddle Income Tax Returns.

(a) General. Subject to the rights and obligations of each of the Parties set forth herein, PK shall prepare or cause to be prepared all PK Straddle Income Tax Returns and HGV shall prepare or cause to be prepared all HGV Straddle Income Tax Returns required to be filed after the Distribution Date. PK shall file or cause to be filed all such PK Straddle Income Tax Returns with the applicable Taxing Authority, and HGV shall file or cause to be filed all such HGV Straddle Income Tax Returns with the applicable Taxing Authority. All such Tax Returns shall be prepared in a manner: (i) consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or required by applicable Law; (ii) consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions; and (iii) consistent with any Pre-Distribution Income Tax Returns; provided, however, that PK and HGV shall file or cause to be filed any such U.K. Tax Returns in a manner consistent with any elections or claims made in respect of group relief, as provided for in Part 5 of the Corporation Act 2010, from HLT and its Subsidiaries, subject to the grant of consent to surrender such group relief, and shall claim or cause to be claimed the maximum amount of group relief available for U.K. Tax purposes with respect to such Tax Returns, after claiming the maximum available group relief within their own respective U.K. groups.

(b) Tax Package. To the extent not previously provided, HLT shall (at its own cost and expense), prepare and provide or cause to be prepared and provided to PK and HGV a Tax Package relating to any PK Straddle Income Tax Return (in the case of PK) or HGV Straddle Income Tax Return (in the case of HGV). Such Tax Package shall be provided in a timely manner. In the event HLT does not fulfill its obligations pursuant to this Section 2.2(b), PK or HGV, as applicable, shall be entitled, at the sole cost and expense of HLT, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such PK Straddle Income Tax Return or HGV Straddle Income Tax Return.

(c) Procedures Relating to the Preparation and Filing of PK Straddle Income Tax Returns and HGV Straddle Income Tax Returns.

(i) PK (in the case of PK Straddle Income Tax Returns required to be filed after the Distribution Date) and HGV (in the case of HGV Straddle Income Tax Returns required to be filed after the Distribution Date) shall, no later than thirty (30) days prior to the Due Date of each such Tax Return (reduced to twenty (20) days for state or local Tax Returns), shall make available or cause to be made available drafts of such Tax Returns to HLT. HLT shall have access to any and all data and information reasonably necessary for its review of all such Tax Returns, and PK or HGV (as the case may be) shall cooperate fully in the preparation and review of such Tax Returns. Subject to the preceding sentence, no later than fifteen (15) days after receipt of such Tax Returns (reduced to five (5) days for state or local Tax Returns), HLT shall have a right to object to such PK Straddle Income Tax Return or such HGV Straddle Income Tax Return (or, in each case, items with respect thereto) by written notice to PK or HGV (as applicable); such written notice shall contain such disputed item (or items) and the basis for its objection.

(ii) With respect to a PK Straddle Income Tax Return or HGV Straddle Income Tax Return submitted by PK or HGV (as applicable) to HLT pursuant to Section 2.2(c)(i), if HLT does not object by proper written notice within the time period described, such Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.2(c)(ii). If HLT does object by proper written notice within such applicable time period, PK or HGV (as applicable) shall reflect HLT’s comments on such Tax Return; provided, however, that PK or HGV (as applicable) shall not be required to reflect comments to the extent such comments are inconsistent with the standards set forth in Section 2.2(a). The Parties shall act in good faith to resolve any such dispute as promptly as practicable. If the Parties have not reached a final resolution with respect to all disputed items for which proper written notice was given within ten (10) days prior to the Due Date for such Tax Return, then any disputed issues shall be submitted to an Big Four Accounting Firm (excluding any firm involved in preparing such Tax Return) mutually agreed by the Parties for a final binding resolution.

Section 2.3 Responsibility of Parties to Prepare and File Post-Distribution Income Tax Returns and Non-Income Tax Returns.

(a) General. The Party or its Affiliate responsible under applicable Law for filing a Post-Distribution Income Tax Return or a Non-Income Tax Return (in each case required to be filed after the Distribution Date) shall prepare and file or cause to be prepared and filed that Tax Return (at that Party’s own cost and expense). All such Tax Returns shall be filed in a manner (i) consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions and (ii) consistent with any (1) in the case of any Post-Distribution Income Tax Return, any Pre-Distribution Income Tax Returns and (2) in the case of any Non-Income Tax Return, consistent with past practice.

(b) Procedures Relating to the Preparation and Filing of Non-Income Tax Returns.

(i) If the Party responsible for paying any Taxes shown on a Non-Income Tax Return set forth on Schedule 2.3 (the “Paying Party”) is different from the Party responsible for preparing such Non-Income Tax Return under Section 2.3(a) (the “Preparing Party”), the Preparing Party shall, no later than thirty (30) days prior to the Due Date of each such Tax Return, shall make available or cause to be made available drafts of such Non-Income Tax Return to the Paying Party. The Paying Party shall have access to any and all data and information reasonably necessary for its review of all such Non-Income Tax Return, and the Preparing Party shall cooperate fully in the preparation and review of such Non-Income Tax Return. Subject to the preceding sentence, no later than fifteen (15) days after receipt of such Non-Income Tax Return, the Paying Party shall have a right to object to such Non-Income Tax Return (or items with respect thereto) by written notice to the Preparing Party; such written notice shall contain such disputed item (or items) and the basis for its objection.

(ii) With respect to a Non-Income Tax Return submitted by the Preparing Party to the Paying Party pursuant to Section 2.3(b)(i), if the Paying Party does not object by proper written notice within the time period described, such Non-Income Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.3(b)(ii). If the Paying Party does object by proper written notice within such applicable time period, the Preparing Party shall reflect the Paying Party’s comments on such Non-Income Tax Return; provided, however, that the Preparing Party shall not be required to reflect comments to the extent such comments are inconsistent with the standards set forth in Section 2.3(a). The Parties shall act in good faith to resolve any such dispute as promptly as practicable. If the Parties have not reached a final resolution with respect to all disputed items for which proper written notice was given within ten (10) days prior to the Due Date for such Non-Income Tax Return, then any disputed issues shall be submitted to an Big Four Accounting Firm (excluding any firm involved in preparing such Tax Return) mutually agreed by the Parties for a final binding resolution.

Section 2.4 Time of Filing Tax Returns. Each Tax Return shall be filed on or prior to the Due Date for such Tax Return by the Party responsible for filing such Tax Return hereunder.

Section 2.5 Costs and Expenses. The party responsible for preparing any Tax Return or Tax Package under Section 2.1, 2.2, or 2.3 shall be responsible for the costs and expenses associated with preparing such Tax Return or Tax Package.

ARTICLE III

RESPONSIBILITY FOR PAYMENT OF TAXES

Section 3.1 Responsibility for Payment of Taxes. Except as otherwise provided in this Agreement, each of HLT, PK and HGV shall be liable for and shall pay or cause to be paid the Taxes shown on the Tax Returns for which it has the responsibility to prepare under Article II to the applicable Taxing Authority.

Section 3.2 Reimbursement of Straddle Income Taxes and Restructuring Taxes. No later than five (5) Business Days prior to the relevant Due Date for Taxes described in Section 3.1, a member of the HLT Group shall pay HGV or PK, as applicable, an amount in immediately available funds equal to such Taxes to the extent they represent Restructuring Taxes shown on Tax Returns for which HGV or PK, as applicable, has responsibility to prepare under Article II or are Income Taxes shown on HGV Straddle Income Tax Returns or PK Straddle Income Tax Returns, as applicable, that relate to the portion of the relevant Straddle Tax Period (as determined under Section 10.2) ending on the Distribution Date. No later than five (5) Business Days prior to relevant Due Date for Taxes shown on Non-Income Tax Returns, the Parties (or members of their Group) shall make payments in immediately available funds to the other Parties for any Taxes for which the Paying Party is responsible pursuant to Schedule 2.3.

Section 3.3 Timing of Payments of Taxes. All Taxes required to be paid or caused to be paid by a Party to a Taxing Authority pursuant to this Article III shall be paid or caused to be paid by such Party on or prior to the Due Date of such Taxes. All amounts required to be paid by one Party to another Party pursuant to this Article III shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VII.

ARTICLE IV

REFUNDS, CARRYBACKS AND AMENDED TAX RETURNS

Section 4.1 Refunds.

(a) Each Party shall be entitled to refunds (including any similar credit or offset of Taxes) that relate to Taxes for which it is liable hereunder in accordance with Article III (taking into account Section 3.2), including any refunds (or similar credit or offset of Taxes) resulting from overpayments of estimated Taxes on or prior to the Distribution Date in respect of a Straddle Tax Period; provided, however, that each Party shall be entitled to refunds (including any similar credit or offset of Taxes) that relate to Taxes for which it was actually liable in accordance with Article V or Article VIII.

(b) Any refund or portion thereof to which a Party is entitled pursuant to this Section 4.1 that is received or deemed to have been received as described herein by another Party, shall be paid by such other Party to such first Party in immediately available funds in accordance with Article VII.

Section 4.2 Carrybacks. PK and HGV agree and will cause their Subsidiaries not to carry back any Tax Attribute for any taxable period ending after the Distribution Date to an HLT Combined Income Tax Return or any Pre-Distribution Income Tax Return, except as is required by applicable Law; provided that where such Tax Attribute is so required to be carried back, HLT shall reimburse PK or HGV, as applicable, for any Tax Benefit Actually Realized with respect to such Tax Attribute.

Section 4.3 Amended Tax Returns.

(a) Notwithstanding Sections 2.1 and 2.2, a Party or its Subsidiary that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period or a Straddle Tax Period for members of its Group shall be permitted to prepare and file an amended Tax Return at its own cost and expense; provided, however, that (i) such amended Tax Return shall be prepared in a manner: (x) consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or required by applicable Law; (y) consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions; and (z) consistent with any HLT Combined Income Tax Returns; and (ii) if such amended Tax Return could result in one or more other Parties becoming responsible for a payment of Taxes pursuant to Article III or a payment to a Party pursuant to Article VIII, such amended Tax Return shall be permitted only if the consent of such other Parties is obtained. The consent of such other Parties shall not be withheld unreasonably and shall be deemed to be obtained in the event that a Party or its Subsidiary is required to file an amended Tax Return as a result of an Audit adjustment that arose in accordance with Article VIII.

(b) A Party or its Subsidiary that is entitled to file an amended Tax Return for a Post-Distribution Tax Period shall be permitted to do so without the consent of any Party.

(c) A Party that is permitted (or whose Subsidiary is permitted) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that another Party consented thereto.

ARTICLE V

DISTRIBUTION TAXES

Section 5.1 Liability for Distribution Taxes. In the event that Distribution Taxes become due and payable to a Taxing Authority pursuant to a Final Determination or are paid in the reasonable good faith discretion of the relevant Audit Representative, then, notwithstanding anything to the contrary in this Agreement:

(a) No Fault. If such Distribution Taxes are not attributable to the Fault for Distribution Purposes of any Party or any of its Affiliates, the responsibility for such Distribution Taxes shall be shared by the Parties in accordance with their Sharing Percentages. Notwithstanding anything to the contrary in this Agreement, such Distribution Taxes shall not be subject to Article III or Section 8.3.

(b) Fault. If such Distribution Taxes are attributable to the Fault for Distribution Purposes of one or more Parties or any of their Affiliates, the responsibility for such Distribution Taxes shall reside with the Party or Parties at Fault for Distribution Purposes. If more than one Party is at Fault for Distribution Purposes, the responsibility for the Distribution Taxes shall be allocated equally among all of the Parties at Fault for Distribution Purposes. Notwithstanding anything to the contrary in this Agreement, such Distribution Taxes shall not be subject to Article III or Section 8.3.

Section 5.2 Definition of Fault for Distribution Purposes. For purposes of this Agreement, Distribution Taxes shall be deemed to result from the fault (“Fault for Distribution Purposes”) of a Party if such Distribution Taxes are attributable to, or result from:

(a) any act, or failure or omission to act, by such Party or any of such Party’s Affiliates following the Distributions that results in one or more Parties (or any of their Affiliates) being responsible for such Distribution Taxes pursuant to a Final Determination, regardless of whether such act or failure to act (i) is covered by a Post-Distribution Ruling, Unqualified Tax Opinion, or waiver in accordance with Section 5.3, or (ii) occurs during or after the Restricted Period, or

(b) the direct or indirect acquisition of all or a portion of the stock of such Party (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any person including pursuant to an issuance or repurchase of stock by such Party or any of its Affiliates.

Section 5.3 Limits on Proposed Acquisition Transactions and Other Transactions During Restricted Period. During the Restricted Period, neither PK nor HGV shall (or allow any of their respective Subsidiaries to take any such action with respect to PK or HGV):

(a) allow any Proposed Acquisition Transaction to occur with respect to PK or HGV (as applicable);

(b) merge or consolidate with any other Person or dissolve, liquidate or partially liquidate (other than a wholly owned Subsidiary of PK or HGV, as applicable, merging or consolidating with PK or HGV or another wholly owned Subsidiary of such PK or HGV, as applicable);

(c) approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of any Active Business by PK or HGV, as applicable, for purposes of Section 355 of the Code;

(d) sell or otherwise dispose of more than 35 percent (35%) of its consolidated gross or net assets or allow the sale or other disposition (to an Affiliate or otherwise) of more than 35 percent (35%) of the consolidated gross or net assets of PK or HGV (as applicable) (in each case, excluding sales in the ordinary course of business, sales the net cash proceeds (taking into account any Taxes payable) of which are reinvested in other assets (including pursuant to an exchange under Section 1031 of the Code) and sales the net cash proceeds (taking into account any Taxes payable) of which are used to repay indebtedness, and measured based on fair market values as of the date of the applicable Distribution or other transaction);

(e) amend its certificate of incorporation (or other organizational documents) or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, in each case that affects the economic or voting rights of the stock of such Party (in each case, other than certain amendments to such certificates of incorporation to be made in connection with the transactions contemplated by that certain Stock Purchase Agreement dated as of October 24, 2016 among HNA Tourism Group Company Limited and the seller parties named therein);

(f) purchase, directly or through any Affiliate, any of its outstanding stock after the Distributions, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30;

(g) take any action or fail to take any action, or permit any of its Affiliates to take any action or fail to take any action, that is inconsistent with the representations and covenants made in the IRS Ruling or in the Tax Representation Letters, or that is inconsistent with any rulings or opinions in the IRS Ruling or any Tax Opinion;

(h) in the case of PK, materially reduce the size or scope of the Select Hotels Business or the Hotel Laundry Business conducted by PK’s “separate affiliated group” within the meaning of Section 355(b)(3)(B) of the Code;

(i) in the case of PK, enter into an exchange pursuant to Section 1031 of the Code with respect to any of the assets comprising the Select Hotels Business or the Hotel Laundry Business; or

(j) enter into an arrangement or agreement to do any of the foregoing.

provided, however, that a Party (the “Requesting Party”) shall be permitted to take such action or one or more actions set forth in the foregoing clauses (a) through (g) if such action is described in the Reorganization Slide Deck or if, prior to taking any such actions: (1) such Requesting Party or HLT shall have received a favorable private letter ruling from the IRS, or a ruling from another Taxing Authority (a “Post-Distribution Ruling”), in form and substance reasonably satisfactory to HLT and upon which HLT, PK and HGV are entitled to rely that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate; (2) such Requesting Party shall have received an Unqualified Tax Opinion that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate; or (3) such Requesting Party shall have received a written statement from each of the other Parties that provides that such other Party waives the requirement to obtain a Post-Distribution Ruling or Unqualified Tax Opinion described in this paragraph. The Requesting Party shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion.

Section 5.4 Certain Limitations on PK with Respect to its Stock.

(a) During the Restricted Period, PK may not issue any of its stock or take any action with respect to its stock that would cause an Acquisition (including redemptions or repurchases), or issue any options or other instruments that grant the holder a right (including if PK has a right to settle the obligation with property other than PK stock) to complete an Acquisition (any such issuance or other transaction, a “PK Issuance”); provided that HGV shall have no right to enforce this Section 5.4(a) against PK.

(b) Notwithstanding Section 5.4(a), a PK Issuance shall be permitted if, immediately after such PK Issuance, the PK Applicable Percentage will be less than or equal to the PK Percentage Shift Limit.

(c) Notwithstanding Section 5.4(a), a PK Issuance shall be permitted where such PK Issuance (or the related issuance of stock in the case of an option issuance) is described in Treasury Regulations Section 1.355-7(d)(8) (other than a PK Issuance made in connection with a merger or other acquisition transaction by a third party; provided, that no PK Issuance will be deemed to be connected with an acquisition pursuant to a secondary sale for cash of PK stock by one or more Blackstone Entities in a public offering).

(d) Notwithstanding Section 5.4(a), a PK Issuance shall be permitted if PK provides an Unqualified 355(e) Opinion to HLT; provided, further, that in the case of a PK Issuance of stock pursuant to an exercise of an option or other instrument that grants the holder a right (including if PK has a right to settle the obligation with property other than PK stock) to complete such an acquisition, such PK Issuance shall be permitted if PK provided an Unqualified 355(e) Opinion to HLT in respect of the PK Issuance of such option or other instrument.

(e) A PK Issuance which is permitted pursuant to Section 5.4(c) or (d) shall be disregarded for purposes of clauses (a)(i) and (b)(i) of the definition of PK Applicable Percentage.

(f) Upon a Reallocation Event with respect to PK stock, the Blackstone Representative, on the one hand, and PK, on the other, shall use reasonable efforts to allocate the Reallocation Event Reduction to and reduce the Blackstone-PK Percentage Shift Limit and/or PK Percentage Shift Limit. If the Blackstone Representative and PK do not agree on an allocation, the Reallocation Event Reduction shall first be allocated to and reduce the PK Percentage Shift Limit (but not below the PK Applicable Percentage as of the time of the Reallocation Event). Any excess Reallocation Event Reduction shall be allocated to and reduce the Blackstone-PK Percentage Shift Limit (but not below the Blackstone-PK Applicable Percentage as of the time of the Reallocation Event). For the avoidance of doubt, the sum (immediately before the Reallocation Event) of the Blackstone-PK Percentage Shift Limit and PK Percentage Shift Limit shall equal the sum (immediately after the Reallocation Event), of the Reallocation Event Reduction plus Blackstone-PK Percentage Shift Limit and PK Percentage Shift Limit. Notwithstanding anything to the contrary in this Section 5.4(f), if the Blackstone Representative or PK provides an Unqualified 355(e) Opinion with respect to a purported Reallocation Event to HLT, such purported Reallocation Event shall not constitute a Reallocation Event.

(g) During the Restricted Period, if a proposed PK Issuance is a redemption or repurchase, then, immediately before such PK Issuance, (i) the Blackstone-PK Percentage Shift Limit shall be increased or decreased (but not below the Blackstone-PK Applicable Percentage as of immediately before such PK Issuance) such that the number of shares permitted to be Disposed of under Section 2.2(a)(ii) of the Stockholders Agreement remains unchanged immediately after such PK Issuance (other than to reflect shares of PK actually redeemed or repurchased from the Blackstone Entities pursuant to such PK Issuance), and (ii) the PK Percentage Shift Limit shall be decreased (in the case of an increase in clause (i), but not below the PK Applicable Percentage as of immediately before such PK Issuance) or increased (in the case of a decrease in clause (i)) by the amount set forth in clause (i). If clause (ii) calls for a reduction in the PK Percentage Shift Limit and the amount of such reduction would be limited by the parenthetical therein, then, notwithstanding any other provision of this Agreement (including Section 5.4(d)), PK shall not undertake such PK Issuance without the written consent of the Blackstone Representative; provided that in the event the Blackstone Representative so consents, the amount of the increase set forth in (i) shall not exceed the amount of the decrease set forth in (ii). For the avoidance of doubt, a PK Issuance that satisfies the requirements of this Section 5.4(g) remains subject to the provisions of this Agreement, including, without limitation, this Section 5.4. For the avoidance of doubt, if a proposed PK Issuance is not consummated, the Blackstone-PK Percentage Shift Limit and PK Percentage Shift Limit shall not be adjusted pursuant to this Section 5.4(g) as a result of such proposed PK Issuance.

(h) For purposes of computing the (a) PK Applicable Percentage, (b) Blackstone-PK Applicable Percentage or (c) Reallocation Event Reduction, any calculation of the shift of ownership of PK under Section 355(e) shall take into account (i) any IRS private letter ruling received by one or more of HLT, PK, HGV and/or the Blackstone Entities and (ii) any unqualified “will” opinion of a Qualified Tax Advisor (or, with respect to an opinion delivered by HLT, “should” opinion) addressed to HLT and in form and substance reasonably satisfactory to HLT, without substantive qualifications, in each case addressing the manner in which the calculation of such shift is performed.

(i) The provisions of this Section 5.4 are intended for the benefit of, and shall be enforceable by, each of the Blackstone Entities.

Section 5.5 IRS Ruling, Tax Representation Letters, and Tax Opinions; Consistency. Each Party represents that the information and representations furnished with respect to such Party or its Subsidiaries in or in connection with the IRS Ruling, the Tax Representation Letters, or the Tax Opinions are accurate and complete as of the Effective Time. Each Party covenants that if, after the Effective Time, it or any of its Affiliates obtains information indicating, or otherwise becomes aware, that any such information or representations is or may be inaccurate or incomplete, to promptly inform the other Parties.

Section 5.6 Timing of Payment of Taxes. All Distribution Taxes required to be paid or caused to be paid by a Party to a Taxing Authority under applicable Law shall be paid or caused to be paid by such Party on or prior to the Due Date of such Distribution Taxes. All amounts required to be paid by one Party to another Party (including obligations arising under Article VI) pursuant to this Article V shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VII.

Section 5.7 Protective Section 336(e) Elections.

(a) PK, on the one hand, and each of OpCo and HGV, on the other, shall make a protective election under Section 336(e) of the Code (and any similar election under state or local law) with respect to the applicable Internal Distribution in accordance with Treasury Regulation Section 1.336-2(h) and (j) (and any applicable provisions under state and local law), and the Parties shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective). This Section 5.7(a) is intended to constitute binding, written agreements to make elections under Section 336(e) of the Code with respect to the Internal Distributions. If an election under Section 336(e) of the Code is unavailable to PK, on the one hand, and OpCo or HGV, on the other, in connection with the applicable Internal Distribution, PK and HLT shall (and shall cause their Affiliates to) cooperate in making an effective election under Section 338(h)(10) of the Code (and any similar election under state or local law) with respect to such applicable Internal Distribution and cooperate with respect to any related filings or procedures (including having PK and HLT file an election under Section 338(h)(10) of the Code under the relief provisions of Treasury Regulation Sections 301.9100-1, et. seq. and filing or amending any Tax Returns to implement an election that becomes effective).

(b) HLT and HGV shall make a protective election under Section 336(e) of the Code (and any similar election under state or local law) with respect to the HGV Distribution in accordance with Treasury Regulation Section 1.336-2(h) and (j) (and any applicable provisions under state and local law) and shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective). This Section 5.7(b) is intended to constitute a binding, written agreement to make an election under Section 336(e) of the Code with respect to the HGV Distribution.

(c) HLT shall, within six (6) months of the Distribution Date, determine in its good faith discretion whether HLT and PK and/or any additional applicable parent and subsidiary entities shall make a protective election under Section 336(e) of the Code (and any similar election under state or local law) in accordance with Treasury Regulation Section 1.336-2(h) and (j) (and any applicable provisions under state and local law) with respect to the PK or the Subsidiaries of HLT immediately before the first of the External Distributions. If HLT so determines that HLT and PK and/or an applicable parent and subsidiary entity shall make a protective election under Section 336(e), the relevant Parties shall cooperate (and shall cause their respective Affiliates to cooperate) in the timely completion and/or filings of such elections and any related filings or procedures and any similar procedures or relief provisions with respect to Section 338(h)(10) of the Code in the event a protective election under Section 336(e) is not available with respect to an Internal Distribution. The Parties shall cooperate (and shall cause their respective Affiliates to cooperate) in causing HLT and PK and/or the applicable parent and subsidiary entities to enter into binding agreements to make such elections under Section 336(e) of the Code within twenty (20) days following such determination.

(d) Notwithstanding anything to the contrary herein, in the event that an election contemplated in Section 5.7 is made and becomes effective, then the Parties shall share in the Tax Benefit Actually Realized as a result of such election in accordance with the Parties’ relative responsibility for such Taxes under this Article V, and payments shall be made between the Parties, if necessary.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification Obligations of HLT. HLT and OpCo shall jointly and severally indemnify PK and its Affiliates and HGV and its Affiliates and hold the indemnified party harmless from and against (without duplication):

(a) all Taxes and other amounts for which the HLT Group is responsible under this Agreement and any related Losses; and

(b) all Taxes and Losses attributable to a breach of any representation, covenant, or obligation of HLT or OpCo under this Agreement.

Section 6.2 Indemnification Obligations of PK. PK shall indemnify OpCo and its Affiliates and HGV and its Affiliates and hold them harmless from and against (without duplication):

(a) all Taxes and other amounts for which the PK Group is responsible under this Agreement and any related Losses; and

(b) all Taxes and Losses attributable to a breach of any representation, covenant, or obligation of PK under this Agreement.

Section 6.3 Indemnification Obligations of HGV. HGV shall indemnify HLT and its Affiliates and PK and its Affiliates and hold them harmless from and against (without duplication):

(a) all Taxes and other amounts for which the HGV Group is responsible under this Agreement and any related Losses; and

(b) all Taxes and Losses attributable to a breach of any representation, covenant or obligation of HGV under this Agreement.

Section 6.4 Protected REITs. Notwithstanding anything to the contrary in this Agreement, in the event that counsel or independent accountants for a Protected REIT determine that there exists a material risk that any indemnification payments due under this Agreement would be treated as Nonqualifying Income upon the payment of such amounts to the relevant Indemnified Party, the amount paid to the Indemnified Party pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Indemnified Party in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to the Protected REIT. If the amount payable for any tax year pursuant to the preceding sentence is less than the amount which the relevant Indemnifying Party would otherwise be obligated to pay to the relevant Indemnified Party pursuant to this Agreement (the “Expense Amount”), then: (1) the Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnified Party (which shall include that (y) the amount in the Escrow Account shall be treated as the property of the Indemnifying Party, unless it is released from such Escrow Account to the Indemnified Party, and (z) all income earned upon the amount in the Escrow Account shall be treated as the property of the Indemnifying Party and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by the Indemnifying Party whether or not said income has been distributed during such taxable year) and shall not release any portion thereof to the Indemnified Party, and the Indemnified Party shall not be entitled to any such amount, unless and until the Indemnified Party delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an “Expense Amount Accountant’s Letter”) from the Protected REIT’s independent accountants indicating the maximum portion of the Expense Amount that can be paid at that time to the Indemnified Party without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”); (2) pending the delivery of a Release Document by the Indemnified Party to the Indemnifying Party, the Indemnified Party shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to the Indemnified Party that (i) requires the Indemnifying Party to lend the Indemnified Party immediately available cash proceeds in an amount equal to the Expense

Amount, and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of the Indemnified Party or any guarantor of the Indemnified Party, including the Protected REIT, at the time of such loan, and (B) a fifteen (15) year maturity with no periodic amortization; and (3) the Indemnified Party shall bear all costs and expenses with respect to the escrow as contemplated by clauses (1) and (2) in this Section 6.4.

ARTICLE VII

PAYMENTS

Section 7.1 Payments.

(a) General. In the event that an Indemnifying Party is required to make a payment to an Indemnified Party pursuant to this Agreement, such payment shall be made to the Indemnified Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due. If the Indemnifying Party fails to make a payment to the Indemnified Party within the time period set forth in this Section 7.1 or as otherwise provided in this Agreement, such Indemnifying Party shall pay to the Indemnified Party interest that accrues (at a rate equal to LIBOR) on the amount of such payment from the time that such payment was due to the Indemnified Party until the date that payment is actually made to the Indemnified Party; provided, however, that this provision for interest shall not be construed to give the Indemnifying Party the right to defer payment beyond the due date hereunder.

(b) Right of Setoff. It is expressly understood that an Indemnifying Party is hereby authorized to set off and apply any and all amounts required to be paid to an Indemnified Party pursuant to this Section 7.1 against any and all of the obligations of the Indemnified Party to the Indemnifying Party arising under Section 7.1 of this Agreement that are then either due and payable or past due, irrespective of whether such Indemnifying Party has made any demand for payment with respect to such obligations.

Section 7.2 Treatment of Payments made Pursuant to Tax Matters Agreement. Unless otherwise required by a Final Determination or this Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment (other than payments of interest pursuant to Section 7.1(a)) made pursuant to this Agreement by:

(a) PK to OpCo shall be treated for all Tax purposes as a tax-free contribution by PK to OpCo with respect to its stock occurring immediately before the Internal Distribution of OpCo common stock;

(b) HGV to HLT shall be treated for all Tax purposes as a distribution by HGV to HLT with respect to its stock occurring after HGV is directly owned by HLT and immediately before the HGV Distribution;

(c) OpCo to PK shall be treated for all Tax purposes as a distribution by OpCo to PK with respect to stock of OpCo occurring immediately before the Internal Distribution of OpCo common stock;

(d) HLT to PK shall be treated for all Tax purposes as a tax-free contribution by HLT to PK with respect to its stock occurring immediately before the PK Distribution;

(e) HLT to HGV shall be treated for all Tax purposes as a tax-free contribution by HLT to HGV with respect to its stock occurring after HGV is directly owned by HLT and immediately before the HGV Distribution;

(f) PK to HGV shall be treated for all Tax purposes as a tax-free contribution by PK to HGV with respect to its stock occurring immediately before the Internal Distribution of HGV Common Stock;

(g) HGV to PK shall be treated for all Tax purposes as a distribution by HGV to PK with respect to its stock occurring immediately before the Internal Distribution of HGV Common Stock; and

(h) in each case, none of the Parties shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its commercially reasonable efforts to contest such challenge.

Section 7.3 Payments Net of Tax Benefit Actually Realized and Tax Cost. Subject to Section 5.7(d), all amounts required to be paid by one Party to another pursuant to this Agreement or the Distribution Agreement shall be reduced by the Tax Benefit Actually Realized by the Indemnified Party or its Affiliates in the taxable year the payment is made or any prior taxable year as a result of the claim giving rise to the payment. If the receipt or accrual of any such payment (other than payments of interest pursuant Section 11.11 of the Distribution Agreement or Section 7.1(a)) results in taxable income to the Indemnified Party or its Affiliates, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the Indemnified Party or its Affiliates shall have realized the same net amount it would have realized had the payment not resulted in taxable income.

ARTICLE VIII

AUDITS

Section 8.1 Notice. Within twenty (20) Business Days after a Party or any of its Affiliates receives a written notice from a Taxing Authority of the existence of an Audit that may require indemnification pursuant to this Agreement, that Party shall notify the other Parties of such receipt and send such notice to the other Parties via overnight mail. The failure of one Party to notify the other Parties of an Audit shall not relieve such other Party of any liability and/or obligation that it may have under this Agreement, except to the extent that the Indemnifying Party’s rights under this Agreement are materially prejudiced by such failure.

Section 8.2 Audits.

(a) Determination of Administering Party.

(i) Subject to Sections 8.2(b) and 8.2(c), HLT and its Subsidiaries shall administer and control all Audits of Pre-Distribution Income Tax Returns.

(ii) Audits of PK Straddle Income Tax Returns, HGV Straddle Income Tax Returns, Post-Distribution Income Tax Returns, and Non-Income Tax Returns shall be administered and controlled by the Party and its Subsidiaries that would be primarily liable under applicable Law to pay to the applicable Taxing Authority the Taxes resulting from such Audits. Audits of Post-Distribution Income Tax Returns and Non-Income Tax Returns for taxable periods beginning after the Distribution Date shall not be subject to Sections 8.2(b) and 8.2(c).

(b) Administration and Control; Cooperation.

(i) Subject to Sections 8.2(b)(ii) and 8.2(c), the Audit Management Party shall have absolute authority to make all decisions (determined in its sole discretion) with respect to the administration and control of such Audit, including the selection of all external advisors. In that regard, the Audit Management Party (a) may in its sole discretion settle or otherwise determine not to continue to contest any issue related to such Audit without the consent of the other Parties, and (b) shall, as soon as reasonably practicable and prior to settlement of an issue that could cause one or more other Parties to become responsible for Taxes under Section 8.3, notify the Audit Representatives of such other Parties of such settlement. The other Parties shall (and shall cause their Affiliates to) undertake all actions and execute all documents (including an extension of the applicable statute of limitations) that are determined in the sole discretion of the Audit Management Party to be necessary to effectuate such administration and control. The Parties shall act in good faith and use their reasonable best efforts to cooperate fully with each other Party (and their Affiliates) in connection with such Audit and shall provide or cause their Subsidiaries to provide such information to each other as may be necessary or useful with respect to such Audit in a timely manner, identify and provide access to potential witnesses, and other persons with knowledge and other information within its control and reasonably necessary to the resolution of the Audit.

(ii) In the case of any Audit in respect of Distribution Taxes for which a Party could be liable pursuant to Section 5.1(b), such Party shall have the rights of a Participating Party described in Section 8.2(c); provided, however, that the relevant Audit Management Party shall not settle such Audit without the prior written consent of such Party that could be liable for Distribution Taxes pursuant to Section 5.1(b). In the event more than one Party would be liable under Section 5.1(b), such Parties shall each have the rights described in this Section 8.2(b)(ii) with respect to such Audit.

(c) Participation Rights of Parties and Information Sharing with respect to Audits.

(i) Each Party that would be responsible under Section 8.3 for Taxes resulting from an Audit (other than the Audit Management Party) (a “Participating Party”) shall have the rights as set forth in this Section 8.2(c) with respect to such Audit. Upon the reasonable request of a Participating Party, the Audit Management Party shall make available relevant personnel and external advisors to meet with the Participating Party and its independent auditor in order to review the status of the Audits. The Participating Parties shall provide the Audit Management Party with reasonable notice of such requested meetings or information.

(ii) Each Participating Party shall have access to any written documentation in the possession of the Audit Management Party that pertains to the Audit (including any written summaries of issues that the Audit Management Party has developed in the context of evaluating the financial reporting of the Audit); provided, however, that if documentation was prepared solely by or on behalf of a Party, then the documentation must relate to the joint defense of the Audit. Copies of the documentation will be made available to the Participating Parties at their sole cost and expense.

(iii) Upon becoming aware of any scheduled meeting or scheduled phone call with an Audit agent, the Audit Management Party shall use commercially reasonable efforts to inform each Participating Party of the time, location and/or expected subject matter of such meeting or phone call. Such Participating Party shall be entitled to designate a representative to attend such meeting or phone call (it being understood that the Audit Management Party shall not have any obligation to reschedule any such meeting or phone call to facilitate such representative’s attendance); provided, however, that such Participating Party (and its representative) may not actively participate in such meeting or phone call.

(iv) The Participating Parties are encouraged to provide consultation to the Audit Management Party in regards to Audit strategy and shall, upon request of the Audit Management Party, provide such consultation. The Participating Party may elect to employ separate counsel to advise the Participating Party as additional counsel in or in connection with an Audit, but in that event, the fees and expenses of the separate counsel shall be paid solely by the Participating Party. The Audit Management Party shall in good faith consider all advice and other input received from the Participating Parties in connection with their consultations with respect to an Audit. However, the Audit Management Party shall retain the sole authority to make all Audit decisions. In that regard, the Participating Parties and their separate counsels shall not be allowed to participate in any Audit-related meetings other than those described in (i), (ii) or (iii) above, respond directly to a Taxing Authority conducting the Audit, or in any manner control resolution of the Audit.

(d) Power of Attorney/Officer Signature. Each Party hereby appoints (and shall cause its Subsidiaries to appoint) the Audit Management Party (and its designated representatives) as its agent and attorney-in-fact to take the actions the Audit Management Party deems necessary or appropriate to implement the responsibilities of the Audit Management Party under this Agreement. Each Party also shall (or shall cause its Subsidiaries to) execute and deliver to the Audit Management Party a power of attorney, and such other documents as are reasonably requested from time to time by the Audit Management Party (or its designee).

Section 8.3 Payment of Audit Amounts.

(a) Except as set forth in Section 8.3(b) or (c), in connection with any Audit of any Income Tax Return or Non-Income Tax Return, in each case for a Pre-Distribution Tax Period or a Straddle Tax Period:

(i) A member of the HLT Group shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, PK or HGV (as the case may be) the HLT Allocable Audit Portion owed as a result of such Audit;

(ii) PK shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, a member of the HLT Group or HGV (as the case may be) the PK Allocable Audit Portion owed as a result of such Audit;

(iii) HGV shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, a member of the HLT Group or PK (as the case may be) the HGV Allocable Audit Portion owed as a result of such Audit.

(b) All additional U.S. federal, state or local Income Taxes for a Pre-Distribution Tax Period or a Straddle Tax Period due and payable as a result of an Audit of an Income Tax Return for a Pre-Distribution Tax Period or a Straddle Tax Period relating to an item listed on Schedule 8.3(b) (including any corresponding or correlative adjustments for U.S. federal, state or local Income Tax purposes) (“Specified Audit Taxes”) shall be allocated first, to a member of the HLT Group up to an aggregate amount equal to ninety million dollars ($90,000,000), and second, among the Parties in accordance with their respective Sharing Percentages. All additional Taxes that are Restructuring Taxes and are due and payable as a result of an Audit shall be allocated among the Parties in accordance with their respective Sharing Percentages. Each Party shall be liable for any shall pay or cause to be paid to the applicable Taxing Authority all such Taxes so allocated to it.

(c) Third Party Indemnity Payments. Any benefit or liability resulting from any Tax sharing, contractual indemnity agreements or similar agreements, written or unwritten, as between any of the Parties or their respective Subsidiaries, on the one hand, and any other third party, on the other hand (other than the Distribution Agreement, this Agreement or any other Ancillary Agreement) (“Tax Sharing Agreements”), shall remain the benefit or liability of such Party or its respective Subsidiary; provided, however, that the Party responsible under this Agreement for any Taxes shall be responsible for any related liability in respect of such Taxes under any Tax Sharing Agreement, and be entitled to any related benefit in respect of such Taxes under any Tax Sharing Agreement. No Party shall be entitled to indemnification under this Agreement in respect of Taxes to the extent such Party or one of its Subsidiaries is indemnified under any Tax Sharing Agreement, and the Parties shall (and shall cause their Subsidiaries to) use commercially reasonable efforts to pursue any indemnification rights under any Tax Sharing Agreement if such indemnification would reduce the other Party’s responsibility for such Taxes under this Agreement.

ARTICLE IX

COOPERATION AND EXCHANGE OF INFORMATION

Section 9.1 Cooperation and Exchange of Information. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) and in a timely manner (considering the other Party’s normal internal processing or reporting requirements) with all reasonable requests in writing from another Party hereto, or from an agent, representative, or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for refund, Audits, determinations of Tax Attributes and the calculation of Taxes or other amounts required to be paid hereunder, and any applicable financial reporting requirements of a Party or its Affiliates, in each case, related or attributable to or arising in connection with Taxes or Tax Attributes of any of the Parties or their respective Subsidiaries covered by this Agreement. Such cooperation shall include, without limitation:

(a) the retention until the expiration of the applicable statute of limitations or, if later, until the expiration of all relevant Tax Attributes (in each case taking into account all waivers and extensions), and the provision upon request, of Tax Returns of the Parties and their respective Subsidiaries for periods up to and including the Distribution Date, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b) the execution of any document that may be necessary or reasonably helpful in connection with any Audit of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or refund claim of the Parties or any of their respective Subsidiaries (including the signature of an officer of a Party or its Subsidiary);

(c) the use of the Party’s reasonable efforts to obtain any documentation and provide additional facts, insights or views as requested by another Party that may be necessary or reasonably helpful in connection with any of the foregoing (including without limitation any information contained in Tax or other financial information databases); and

(d) the use of the Party’s reasonable efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other information that may be necessary or helpful in connection with any Tax Returns of any of the Parties or their Affiliates.

Each Party shall make its and its Subsidiaries’ employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters. Except for costs and expenses otherwise allocated among the Parties pursuant to this Agreement, including costs incurred under Article II and Article VIII, no reimbursement shall be made for costs and expenses incurred by the Parties as a result of cooperating pursuant to this Section 9.1.

Section 9.2 Retention of Records. Subject to Section 9.1, if any of the Parties or their respective Subsidiaries intends to dispose of any documentation relating to the Taxes of the Parties or their respective Subsidiaries for which another Party to this Agreement may be responsible pursuant to the terms of this Agreement (including, without limitation, Tax Returns, books, records, documentation, and other information, accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities), such Party shall or shall cause written notice to the other Parties describing the documentation to be destroyed or disposed of sixty (60) Business Days prior to taking such action. The other Parties may arrange to take delivery of the documentation described in the notice at their expense during the succeeding sixty (60) day period.

Section 9.3 Tax Opinions. The Parties shall reasonably cooperate (and cause the members of the relevant Group to reasonably cooperate) in obtaining any Unqualified Tax Opinion, Unqualified 355(e) Opinion or, in the case of PK, any “Unqualified 355(e) Opinion” or “Unqualified Device Opinion” each as defined in the Stockholders Agreement (including making reasonable representations required in connection with any such opinion), including by maintaining and making available to each other all records necessary in connection with such opinions and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.

ARTICLE X

ALLOCATION OF TAX ATTRIBUTES

AND OTHER TAX MATTERS

Section 10.1 Allocation of Tax Attributes. HLT shall in good faith advise each of PK and HGV in writing of the portion, if any, of any Tax Attributes, earnings and profits, or other consolidated, combined or unitary attribute that HLT determines shall be allocated or apportioned to each Group under applicable Law; provided, however, that such determination shall be made in a manner that is: (a) reasonably consistent with the past practices of the Parties; (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations; and (c) consistent with the IRS Ruling, the Tax Representation Letters, and the Tax Opinions. HLT agrees to provide the other Parties with all of the information supporting the Tax Attribute and other determinations made by HLT pursuant to this Section 10.1. In the case of an Audit of Pre-Distribution Income Tax Returns that results in an increase in the earnings and profits allocated to PK, PK may be required to pay a “deficiency dividend,” in accordance with Section 860 of the Code, within ninety (90) days after the “determination,” as defined in Section 860 of the Code. To provide PK with sufficient notice so that PK can make arrangements to pay such a deficiency dividend within ninety (90) days after the determination, notwithstanding anything to the contrary in this Agreement, HLT agrees to keep PK informed of any Audit of Pre-Distribution Income Tax Returns that could result in an increase in the earnings and profits allocated to PK, and HLT agrees to notify PK of a determination with respect to such Audit within five (5) Business Days after such determination.

Section 10.2 Allocation of Tax Items. All determinations for purposes of this Agreement regarding the allocation of Income Tax items (other than Tax items arising on the Distribution Date but after the applicable Distribution that are outside the ordinary course of business) between the portion of a Straddle Tax Period that ends on the Distribution Date and the portion that begins the day after the Distribution Date shall be made based on a closing of the books method under the principles of Treasury Regulation 1.1502-76 (and any similar rule under U.S. state, local or non-U.S. Law) as determined by HLT on any HLT Combined Income Tax Return, unless in each case the Parties unanimously agree otherwise; provided, however, any Taxes in respect of actions taken outside the ordinary course of business on the date of an External Distribution but after such External Distribution shall be deemed to arise the day after such External Distribution. Any such allocation of Tax items shall initially be made by HLT. To the extent that HGV or PK disagrees with such determination, the dispute shall be resolved by an Big Four Accounting Firm mutually agreed upon by the Parties for a final binding resolution. For purposes of preparing any Income Tax Returns for the year of the Distributions that require an allocation of Tax items between a Pre-Distribution Tax Period and a Post-Distribution Tax Period, Tax items shall be allocated based on a closing of the books method under Treasury Regulation 1.1502-76 (and any similar rule under U.S. state, local or non-U.S. Law) as determined by HLT on any HLT Combined Income Tax Return, unless the Parties unanimously agree otherwise. Except for the transactions contemplated in the Reorganization Slide Deck or any Implementing Agreement, HGV and PK shall not (and shall not permit any member of their respective Groups to) take any action outside the ordinary course of business on the date of an External Distribution but after such External Distribution.

ARTICLE XI

DEFAULTED AMOUNTS

Section 11.1 General. In the event that one or more Parties defaults on its obligation to pay Distribution Taxes for which it is liable pursuant to Article V to another Party, then each non-defaulting Party shall be required to fund a portion of such Distribution Taxes in accordance with the Sharing Percentages of the non-defaulting Parties; provided, however, that no payment obligation shall exist under this Section 11.1 with respect to Distribution Taxes that are attributable to the Fault for Distribution Purposes of one or more Parties; provided, further, that any payment of Distribution Taxes by a non-defaulting Party pursuant to this Section 11.1 shall in no way release the defaulting Party from its obligations to pay such Distribution Taxes and any non-defaulting Party may exercise any available legal remedies available against such defaulting Party; provided, further, that interest shall accrue on any such payment by a non-defaulting Party at a rate per annum equal to the then applicable LIBOR. In connection with the foregoing, it is expressly understood that any defaulting Party’s rights to any amounts to be received by such defaulting Party hereunder may be used via a right of offset to satisfy, in whole or in part, the obligations of such defaulting Party to pay the Distribution Taxes that are borne by the non-defaulting Parties; such rights of offset shall be applied in favor of the non-defaulting Party or Parties in proportion to the additional amounts paid by any such non-defaulting Party or Parties.

ARTICLE XII

DISPUTE RESOLUTION

Section 12.1 Negotiation. In the event of a dispute arising out of or in connection with this Agreement (including its interpretation, performance or validity) (collectively, “Agreement Disputes”), the senior tax officers of the relevant Parties (or such other individuals designated thereby) shall negotiate for a maximum of 21 days (or a mutually-agreed extension) from the time of receipt by a Party of written notice of such Agreement Dispute. The relevant Parties shall not assert the defenses of statute of limitations and laches for any delays arising due to the procedures in Sections 12.1 or 12.2.

Section 12.2 Mediation. If the Parties have not timely resolved the Agreement Dispute under Section 12.1, the Parties agree to submit the Agreement Dispute within 10 days to mediation conducted in accordance with the Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR”), and to bear equally the CPR and mediator’s costs for same. The Parties agree to participate in good faith in the mediation for a maximum of 14 days (or a mutually agreed extension). If the Parties have not timely resolved the Agreement Dispute pursuant to this Section 12.2, either Party may then bring an action in accordance with Sections 13.15 and 13.16 herein.

Section 12.3 Confidentiality. All information and communications between the Parties relating to an Agreement Dispute and/or under the procedures in Sections 12.1 and 12.2 shall be considered “Confidential Information” for which the provisions of Section 8.6 of the Distribution Agreement shall apply herein, mutatis mutandis.

Section 12.4 Continuity of Performance. Unless otherwise agreed in writing, the Parties shall continue to perform under this Agreement during the course of dispute resolution under this Article XII with respect to all matters not subject thereto.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 13.2 Survival. Except as otherwise contemplated by this Agreement or the Distribution Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date and remain in full force and effect in accordance with their applicable terms; provided, however, that all indemnification for Taxes shall survive until ninety (90) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 13.3 Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.3):

To HLT:

Hilton Worldwide Holdings Inc.

7930 Jones Branch Drive, Suite 1100

McLean, Virginia 22102

Attn: General Counsel

Facsimile: (703) 883-6188

To PK:

Park Hotels & Resorts Inc.

1600 Tysons Boulevard, Suite 1000

McLean, Virginia 22102

Attn: General Counsel

Facsimile: (703) 893-1057

To HGV:

Hilton Grand Vacations Inc.

6355 MetroWest Boulevard, Suite 180

Orlando, Florida 32835

Attn: General Counsel

Facsimile:

Section 13.4 Waivers. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 13.5 Assignment. This Agreement may not be assigned without the express prior written consent of the other Parties, and any attempted assignment, without such consents, will be null and void; provided, however, that this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties to this Agreement.

Section 13.6 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 13.7 Termination and Amendment. This Agreement (including indemnification obligations hereunder) may be terminated, modified or amended and each Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of HLT without the approval of PK or HGV or the stockholders of HLT. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized representative of each of HLT, PK, and HGV.

Section 13.8 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement, the Distribution Agreement or any other Ancillary Agreement.

Section 13.9 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 13.10 Third Party Beneficiaries. Except as provided in Section 5.4 relating to each of the Blackstone Entities, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 13.11 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 13.12 Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 13.13 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that the Parties may be irreparably harmed as a result. Accordingly, any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 13.14 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to any choice-of-law or conflicts of law principles that would result in the application of the laws of a different jurisdiction.

Section 13.15 Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware or (b) if such court does not have subject matter jurisdiction, any other state or federal court located within the County of New Castle in the State of Delaware, to resolve any Agreement Dispute that is not resolved pursuant to Sections 12.1 or 12.2. Any judgment of such court may be enforced by any court of competent jurisdiction. Further, notwithstanding Sections 12.1 and 12.2, either Party may apply to the above courts set forth in Section 13.15(a) and 13.15(b) above for a temporary restraining order or similar emergency relief during the process set forth in Sections 12.1 and 12.2. Each of the Parties agrees that service by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any of the above Actions and irrevocably and unconditionally waives any objection to the laying of venue of any Action in accordance with this Section 13.15. Nothing in this Section 13.15 shall limit or restrict the Parties from agreeing to arbitrate any Agreement Dispute pursuant to mutually-agreed procedures.

Section 13.16 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY AGREEMENT DISPUTE.

Section 13.17 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure (as defined in the Distribution Agreement). A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 13.18 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 13.19 Changes in Law.

(a) Any reference to a provision of the Code, Treasury Regulations, or a Law of another jurisdiction shall include a reference to any applicable successor provision or Law.

(b) If, due to any change in applicable Law or regulations or their interpretation by any court of Law or other governing body having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 13.20 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 13.21 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between any of the Parties or their respective Subsidiaries, on the one hand, and any other Party or its respective Subsidiaries, on the other hand (other than this Agreement, any other Ancillary Agreement or any agreement solely between any of HLT, OpCo and/or any of their Subsidiaries), shall be or shall have been terminated as of the Distribution Date and, after the Distribution Date, none of such Parties (or their Subsidiaries) to any such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement.

Section 13.22 Exclusivity. Except as specifically set forth herein or in the Distribution Agreement or any other Ancillary Agreement, all matters related to Taxes or Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement. In the event of a conflict between this Agreement, the Distribution Agreement or any Ancillary Agreement with respect to such matters, this Agreement shall govern and control.

Section 13.23 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

Section 13.24 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

HILTON WORLDWIDE HOLDINGS INC.

Name:
Title:

PARK HOTELS & RESORTS INC.

Name:
Title:

HILTON GRAND VACATIONS INC.

Name:
Title:

HILTON DOMESTIC OPERATING COMPANY INC.

Name:
Title:

Schedule 2.3

1.	HLT is the Paying Party of amounts shown on Non-Income Tax Returns with respect to HLT Retained Assets (determined on a “with and without” basis, as determined by HLT in its good faith discretion).

2.	PK is the Paying Party of amounts shown on Non-Income Tax Returns with respect to Ownership Assets (determined on a “with and without” basis, as determined by HLT in its good faith discretion).

3.	HGV is the Paying Party of amounts shown on Non-Income Tax Returns with respect to Timeshare Assets (determined on a “with and without” basis, as determined by HLT in its good faith discretion).

Schedule 8.3(b)

–	The IRS has asserted that certain foreign currency denominated intercompany loans, from HLT’s foreign subsidiaries to certain U.S. subsidiaries, should be recharacterized as equity for U.S. federal income tax purposes and should constitute deemed dividends from such foreign subsidiaries to the U.S. subsidiaries as described in Note 12 of the Company’s financial statements included in its Form 10Q filing for the quarterly period ending September 30, 2016.

–	In calculating the amount of U.S. taxable income resulting from the Hilton HHonors guest loyalty program, the IRS has taken a position that Hilton HHonors Worldwide, L.L.C. should not reduce gross income by the estimated costs of future redemptions, but rather such costs would be deductible only at the time the points are redeemed as described in Note 12 of the Company’s financial statements included in its Form 10Q filing for the quarterly period ending September 30, 2016.

–	The IRS has asserted that foreign currency denominated loans entered into by one of HLT’s Luxembourg subsidiaries whose functional currency is the U.S. Dollar, should instead be treated as entered into by one of HLT’s Belgian subsidiaries whose functional currency is the Euro, and thus foreign currency gains and losses with respect to such loans should have been measured in Euros, instead of the U.S. Dollar as described in Note 12 of the Company’s financial statements included in its Form 10Q filing for the quarterly period ending September 30, 2016.

–	In the fourth quarter of 2015, certain of HLT’s U.S. subsidiary corporations were converted to limited liability companies and certain of HLT’s subsidiary controlled foreign corporations elected to be disregarded for U.S. federal income tax purposes. These transactions were treated as tax-free liquidations for federal tax purposes.